Georgia Natural Gas Company
817 West Peachtree St. NW
Atlanta, Georgia 30308

CONFIDENTIAL

February 12, 2016

Via fax:
(704) 731-4097

Via overnight delivery:
Piedmont Energy Company
4720 Piedmont Row Drive
Charlotte, North Carolina 28210
Attn: Karl W. Newlin, Senior Vice President and Chief Financial Officer

Re: Letter Agreement

Dear Karl:

This letter sets forth our mutual agreement to the matters set forth in the attached Term Sheet. By this letter we both confirm that we have agreed to the matters set forth in the Term Sheet as described therein and agree to be bound thereby. Please acknowledge your agreement by countersigning where indicated below.

Sincerely yours,

GEORGIA NATURAL GAS COMPANY

By: /s/ Andrew W. Evans
Andrew W. Evans
President and COO

Acknowledged and Agreed:

PIEDMONT ENERGY COMPANY

By: /s/ Karl W. Newlin
Name: Karl W. Newlin
Title: Senior Vice President

Term Sheet Between
Georgia Natural Gas Company
And
Piedmont Energy Company
Regarding GNGC’s Proposed Purchase of Piedmont’s Interest in
SouthStar Energy Services LLC

1.	Parties	Georgia Natural Gas Company, a Georgia corporation (“GNGC”) and Piedmont Energy Company, a North Carolina corporation (“Piedmont”).

2.	Reason for Agreement
Pursuant to that Second Amended and Restated Limited Liability Company Agreement of SouthStar Energy Services LLC (“SouthStar”) dated as of September 1, 2013 (the “LLC Agreement”), GNGC has elected under Section 12.5(a)(2) to purchase from Piedmont its 15%
interest in SouthStar (the “Transaction”).
In accordance with Section 12.5(c) of the LLC Agreement, Closing of the Transaction is expressly subject to consummation of Piedmont’s Change in Control.
Capitalized terms used herein but not otherwise defined herein shall have the meaning(s) ascribed to them in the LLC Agreement.

3.	Valuation
GNGC will pay Piedmont $160 million dollars in cash as the Market Value for Piedmont’s Company Interest at the closing of the Transaction (the “Closing”).
The Parties acknowledge that they have resolved their initial disagreement regarding the Market Value of Piedmont’s Company Interest to be transferred pursuant to the Transaction, and that it will not be necessary for either Party to initiate the Dispute
Resolution Procedures provided in Article XVI of the LLC Agreement with respect to the Transaction.

4.	Distribution of Company Income
Concurrently with receiving $160 million dollars in cash for its Company Interest at Closing, SouthStar will distribute to Piedmont its share of unpaid and/or accrued Company Income and any other amounts due and owing to Piedmont through the date of
Closing as indicated in the financial statements prepared by SouthStar in connection with the Closing (see line item 6 below). No other amounts shall be paid or distributed to Piedmont at Closing.

5.	LLC Agreement Otherwise In Effect
Except as directly addressed by this Term Sheet and any subsequent agreement memorializing its terms, the LLC Agreement shall continue to govern the relationship of the Parties in SouthStar, including, without limitation, Section 9.4 “Capital Accounts,
Allocations, and Distributions Attributable to Transferred Interest”, Section 12.5 (c) “Changes in Control”, and Section 12.7 “Transition Costs.”

6.	Financial Statements Pertaining to the Transaction
SouthStar shall prepare and deliver to Piedmont and GNGC unaudited preliminary financial Statements for the period from January 1, 2016 through the most recent calendar month end preceding the Closing to assist with the proper implementation of the relevant portions of the LLC Agreement (and as described in this Term Sheet) to the Transaction, including the Distribution of Company Income described above.
The Parties agree that SouthStar shall cause the final 2016 stub period (January 1 through the Closing date) financial statements to be audited as soon as reasonably practicable after Closing and to reconcile, and if necessary “true up,” the distribution of Company Income to Piedmont.

7.	Non-Solicitation of Employees
Piedmont agrees, and at Closing will cause its parent company to agree that neither they nor any of their affiliates will solicit for employment any of those individuals employed by SouthStar as listed on Exhibit A to this Term Sheet (the “Covered SSE
Employees”) for a period of thirty (30) months following Closing date, provided that, this shall not prevent Piedmont or its affiliates from (i) employing any SouthStar employee whose employment was terminated by SouthStar prior to commencement of employment discussions between Piedmont and such employee, and (ii) placing any public advertisements or conducting any other form of general solicitation for employment that is not targeted at any of the Covered SSE Employees.

8.	Release of Piedmont Option Under Section 7.4 of the LLC Agreement
At Closing, Piedmont shall irrevocably and completely release and abandon its option to Purchase C&I Customer retail business as defined in Section 7.4 of the LLC Agreement and Piedmont shall not exercise its option under Section 7.4 prior to Closing.

9.	Non-Compete
At Closing, Piedmont will agree and will cause its parent company to agree that neither they nor any of their affiliates will compete with SouthStar for Target Customers in the Retail Territory for a period of thirty (30) months following the Closing date.
With respect to the Transaction and the Closing, “Target Customer(s)” shall have the same meaning as that set forth in Article I of the LLC Agreement; and the definition of “Retail Territory” in Article I of the LLC Agreement shall be revised to mean (i)
the entire States of Georgia and Illinois, and (ii) in the State of Ohio, such part(s) of Ohio wherein, as of the Closing date, reside Target Customers of Vectren Energy, Dominion East Ohio, and Columbia Gas – Ohio.
Notwithstanding the foregoing, and as provided in Section 7.1(b) of the LLC Agreement, the Transaction and Closing shall not preclude Piedmont or any of its present or future affiliates from engaging in the purchase, transportation, supply, sale, marketing, storage and/or infrastructure development of liquefied natural gas, compressed natural gas and/or natural gas vehicle facilities and/or filling stations. Provided further, and notwithstanding Section 7.1(d) of the LLC Agreement, Piedmont and
its present and future affiliates shall not be precluded from acquiring a Person or entity that has as an ancillary (but not primary) part of its business operations engaged in the purchase, transportation and sale of natural gas on a non-regulated basis for Target Customers located in the Retail Territory.

10.	Communications Program
The parties will agree on the language of any press release or other public communication about this Agreement or the Closing of this Transaction.
The Parties acknowledge that each of their parent companies may file a Current Report on Form 8-K and/or make other necessary disclosures to the SEC regarding this Transaction and that such filings and/or disclosures require no prior approval from the other Party.

11.	Regulatory Consents/Approvals
Piedmont agrees to cooperate with GNGC and SouthStar in obtaining all regulatory approvals or consents necessary to consummate the Transaction, including without limitation approval by the Georgia Public Service Commission.

12.	Agreement;	As required by the LLC Agreement, the Parties will memorialize the Transaction, including:
Governing Law
(i) any agreed upon matters expressly set forth in this Term Sheet, (ii) Piedmont providing GNGC at Closing a representation and warranty as to good and clear title to the interest being transferred, and (iii) a mutual release by each Party in favor of the other, substantially in the form of the Conveyance and Assignment Agreement attached to the LLC Agreement as Exhibit H.

Governing law shall be Delaware.